Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Highland Global Allocation Fund II:

We consent to the references to our firm under the heading “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

September 11, 2017